Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS RECORD THIRD QUARTER 2011

OPERATING AND FINANCIAL RESULTS

—Total Revenue of $1.25 Billion Increased 37 Percent Y/Y

— Non-GAAP Diluted Earnings Per Share of $1.02 Increased 36 Percent Y/Y

— REVLIMID® Global Net Product Sales of $820 Million Increased 28 Percent Y/Y

— Raising Non-GAAP EPS Range to $3.78 — $3.80 from $3.45 — $3.55

SUMMIT, NJ — (October 27, 2011) — Celgene Corporation (NASDAQ: CELG) reported Non-GAAP net product sales of $1,218 million for the third quarter of 2011, a 38 percent increase from the same period in 2010.  Non-GAAP net income for the third quarter of 2011 increased 34 percent to $469 million compared to $350 million in the third quarter of 2010.  For the same periods, Non-GAAP diluted earnings per share increased 36 percent to $1.02 from $0.75.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported third quarter 2011 net product sales of $1,219 million and net income of $373 million or $0.81 per diluted share.  For the third quarter of 2010, net product sales were $886 million and net income was $281 million or $0.60 per diluted share.

“The third quarter results demonstrate continued strong operational momentum throughout our global businesses.  Our revenue is diversifying as we expand our global reach,” said Bob Hugin, Chief Executive Officer of Celgene Corporation. “Our investments in over 25 late-stage clinical trials are designed to support multiple regulatory submissions over the next 18 months to sustain long-term growth.”

Updated 2011 Financial Outlook

Celgene raised its full year 2011 financial guidance.  This guidance consists of the following:

•                  Total revenue is expected to be between $4,800 million and $4,850 million.

•                  REVLIMID sales are expected to be between $3,200 million and $3,250 million.

•                  Non-GAAP diluted EPS is expected to be between $3.78 and $3.80.

Q3 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2011 compared to the third quarter of 2010.  The non-GAAP operating expenses presented below exclude share-based employee compensation expense, non-core operations acquired from Abraxis, acquisition-related milestone payments, and upfront payments for R&D collaborations.

Net Product Sales Performance

•                  REVLIMID sales increased 28 percent to $820 million and were driven by continued market share gains, increased treatment duration, and geographic expansion.  U.S. sales of $467 million and international sales of $353 million increased 25 percent and 32 percent, respectively.

•                  ABRAXANE® sales were $114 million, a 20 percent increase from the second quarter of 2011.  The deployment of our U.S. solid tumor commercial team early in the second quarter of 2011 contributed to the growth in U.S. sales of 29 percent to $94 million in the third quarter.

•                  VIDAZA® sales increased 35 percent to $191 million.  Despite loss of regulatory exclusivity in the U.S., sales increased 10 percent to $73 million.  International sales increased 58 percent to $118 million, driven by launches in multiple markets, including the United Kingdom and Japan.  VIDAZA retains orphan drug exclusivity in Europe through the end of 2018 and in Japan until January 2021.

•                  THALOMID® (inclusive of Thalidomide Celgene® and Thalidomide Pharmion®) sales were $83 million, a 12 percent decrease.

Research and Development (R&D)

Non-GAAP R&D expenses were $307 million compared to $232 million for the third quarter of 2010.  The third quarter 2011 included R&D expense associated with Abraxis activities, which were acquired in October 2010.  In addition, Celgene recorded a $7.5 million milestone payment to Acceleron Pharma, Inc., associated with the advancement of ACE-536 into phase I development.  ACE-536 is being evaluated for a number of serious conditions that are associated with anemia.  The Company is conducting over 25 late-stage trials evaluating new products or new indications for existing products. Several of the larger trials are approaching peak accrual and are expected to complete enrollment by year-end.  On a GAAP basis, R&D expenses were $357 million for the third quarter of 2011 and $254 million for the same period in 2010.

Selling, General, and Administrative (SG&A)

Non-GAAP SG&A expenses were $276 million for the third quarter of 2011 compared to $204 million for the third quarter of 2010. The increase was primarily due to higher marketing and sales related expenses resulting from product launches for REVLIMID in Japan, ISTODAX® in the United States, and ABRAXANE in the United States and Europe, in addition to expenses and integration costs related to the Abraxis business.  On a GAAP basis, SG&A expenses were $303 million for the third quarter of 2011 and $228 million for the same period in 2010.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow for the first nine months of 2011 increased 37 percent to $1,338 million.  Under its authorized stock repurchase program, Celgene purchased approximately 15.5 million shares during the third quarter at a total cost of approximately $885 million.  As of September 30, 2011, the Company had $2,034 million remaining under the existing program.  The Company ended the third quarter with $2,579 million in cash and marketable securities.

Product & Pipeline Updates

Hematology

REVLIMID:  With resolution of the Article 20 review by the Committee for Medicinal Products (CHMP), Celgene is proceeding with its application in Europe for the treatment of newly diagnosed multiple myeloma (NDMM) and maintenance therapy.  The Company believes a decision on the application could be reached by the European Medicines Agency (EMA) during the first half of 2012.  Celgene plans to submit regulatory applications for NDMM in additional markets, including the U.S., in 2012.

The Company expects to file for approval of relapsed and refractory multiple myeloma with the State Food and Drug Administration (SFDA) in China by year-end 2011.  During the first quarter of 2012, Celgene anticipates a regulatory filing for deletion 5q transfusion dependent low-risk myelodysplastic syndromes with the EMA.

Pomalidomide:  Presentation of the final phase II data from POM-002 in relapsed and refractory multiple myeloma is expected at the American Society of Hematology meeting in December.  In this trial, pomalidomide demonstrated consistent clinical activity in patients who were relapsed and refractory after receiving prior therapies, including REVLIMID, THALOMID, and bortezomib.  The Company is conducting a broad clinical program to support global registrations for pomalidomide in relapsed and refractory multiple myeloma and myelofibrosis.

Oncology

ABRAXANE:  Celgene plans to submit a supplemental new drug application (sNDA) to the FDA for the first-line treatment of patients with advanced non-small cell lung cancer (NSCLC) by year-end.  The Company is evaluating regulatory strategies to obtain NSCLC approvals in international markets.

Phase I/II data in metastatic pancreatic cancer were recently published in the Journal of Clinical Oncology.  The study reported ABRAXANE in combination with gemcitabine demonstrated clinical activity.  Gemcitabine is currently the standard of care for patients in this setting.  These data are being confirmed in an ongoing phase III trial that is expected to complete patient accrual in the first quarter of 2012.

A phase III trial comparing ABRAXANE to decarbazine in over 500 treatment-naïve metastatic melanoma patients is underway.  Progression-free survival is the primary endpoint, with overall survival as a key secondary endpoint.  Data on the primary efficacy endpoint is expected in the middle of 2012.

REVLIMID:  During October, a phase III trial completed accruing over 1,000 patients with castrate-resistant prostate cancer.  Patients are receiving the combination of docetaxel and prednisone with or without REVLIMID.  Data on overall survival, the trial’s primary endpoint, are expected during 2013.  REVLIMID is not approved as a treatment for metastatic castrate-resistant prostate cancer.

Inflammation & Immunology

Apremilast:  Enrollment of 1,325 patients in two phase III trials (one in psoriatic arthritis and one in psoriasis) is completed.  Three additional phase III trials (two in psoriatic arthritis and one in psoriasis) are expected to complete enrollment by year-end.  Data from these pivotal studies are expected beginning in the middle of 2012 and positive data would support the initial registrations.  An additional phase III trial in treatment-naïve psoriatic arthritis patients is expected to complete enrollment in the first half of 2012 and could support future indications.

Data from a phase II trial in ankylosing spondylitis will be presented at the American College of Rheumatology in November 2011.  A phase III trial in ankylosing spondylitis is planned to begin in the first quarter of 2012.  Enrollment in a phase IIb trial for rheumatoid arthritis is complete, with data expected during the first half of 2012.

Conference Call and Webcast Information

Celgene will host a conference call to discuss the results and achievements of its third quarter 2011 and its operating and financial performance on October 27, 2011, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon October 27, 2011, until midnight ET November 3, 2011.  To access the replay, in the U.S. dial 855-859-2056; international dial 404-537-3406; and Participant Passcode 14291156. The Company’s fourth quarter financial and operational results are expected to be reported in late January.

About REVLIMID

In the U.S., REVLIMID (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

About ABRAXANE

In the U.S., ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains non-GAAP financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to non-GAAP Net Income for explanations of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-month and nine-month periods ended September 30, 2011 and 2010 and for the projected amounts for the year ending December 31, 2011.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net product sales	$1,219,118	$885,656	$3,457,055	$2,468,164
Collaborative agreements and other revenue	3,766	2,241	16,468	7,165
Royalty revenue	26,853	22,214	84,650	78,728
Total revenue	1,249,737	910,111	3,558,173	2,554,057

Cost of goods sold (excluding amortization of acquired intangible assets)	94,645	63,542	348,356	193,450
Research and development	356,839	253,547	1,163,837	800,965
Selling, general and administrative	303,303	228,281	911,207	655,522
Amortization of acquired intangible assets	75,044	46,540	214,181	135,201
Acquisition related (gains) charges and restructuring, net	(11,209)	7,495	(117,430)	20,193
Total costs and expenses	818,622	599,405	2,520,151	1,805,331

Operating income	431,115	310,706	1,038,022	748,726

Equity in (gains) losses of affiliated companies	1,661	1,384	966	746
Interest and other income (expense), net	(16,813)	20,840	(19,196)	42,819

Income before income taxes	412,641	330,162	1,017,860	790,799

Income tax provision	39,657	49,011	110,582	119,854

Net income	372,984	281,151	907,278	670,945

Non-controlling interest	—	—	694	—

Net income attributable to Celgene	$372,984	$281,151	$907,972	$670,945

Net income per common share attributable to Celgene:
Basic	$0.83	$0.61	$1.97	$1.46
Diluted	$0.81	$0.60	$1.94	$1.44

Weighted average shares - basic	452,019	459,653	460,161	459,957

Weighted average shares - diluted	459,530	466,332	467,052	467,137

	September 30,	December 31,
	2011	2010
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,579,087	$2,601,301
Total assets	9,763,107	10,177,162
Short-term borrowings	269,125	—
Long-term debt	1,277,316	1,247,584
Total equity	5,605,090	5,995,472

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

(In thousands, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2011	2010	2011	2010

Net income attributable to Celgene - GAAP		$372,984	$281,151	$907,972	$670,945

Before tax adjustments:
Net product sales:
Sales of products to be divested:
Pharmion	(1)	(1,468)	(2,049)	(3,671)	(6,723)
Abraxis	(1)	—	—	(21,265)	—

Collaborative agreements and other revenue:
Abraxis non-core revenues	(2)	—	—	(1,714)	—

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	2,627	1,787	7,054	4,909
Abraxis inventory step-up	(4)	6,945	—	90,278	—
Cost of products to be divested:
Pharmion	(2)	4,008	(468)	6,137	8,214
Abraxis	(2)	—	—	13,151	—
EntreMed intercompany royalty	(5)	—	(81)	—	(81)

Research and development:
Share-based compensation expense	(3)	24,527	21,220	79,999	60,372
Abraxis non-core activities	(2)	—	—	8,728	—
IPR&D impairment	(6)	—	—	118,000	—
Upfront collaboration payments	(7)	25,000	—	65,982	121,176

Selling, general and administrative:
Share-based compensation expense	(3)	27,198	24,161	75,905	66,277
Abraxis non-core activities	(2)	—	—	15,065	—

Amortization of acquired intangible assets:
Pharmion	(8)	39,937	39,990	119,812	119,918
Gloucester	(8)	12,875	6,550	27,342	15,283
Abraxis	(8)	22,232	—	67,027	—

Acquisition related (gains) charges and restructuring, net:
Gloucester contingent liability accretion	(9)	2,037	5,943	14,198	16,697
Abraxis acquisition costs	(9)	(31)	1,552	(357)	3,496
Abraxis restructuring costs	(9)	199	—	5,474	—
Change in fair value of contingent value rights issued as part of Abraxis acquisition	(9)	(13,414)	—	(136,745)	—

Equity in (gains) losses of affiliated companies:
EntreMed, Inc.	(10)	53	501	542	943
Abraxis non-core activities	(2)	—	—	1,932	—

Interest and other income (expense), net:
Abraxis non-core activities	(2)	—	—	104	—
Gain on divestment of non-core activities	(11)	—	—	(2,931)	—

Non-controlling interest:
Abraxis non-core activities	(2)	—	—	(694)	—

Net income tax adjustments	(12)	(56,455)	(30,379)	(177,475)	(113,723)
Net income - non-GAAP		$469,254	$349,878	$1,279,850	$967,703

Net income per common share - non-GAAP:
Basic		$1.04	$0.76	$2.78	$2.10
Diluted		$1.02	$0.75	$2.74	$2.07

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

Explanation of adjustments:

(1)          Exclude sales related to non-core former Pharmion Corp., or Pharmion, and Abraxis BioScience Inc., or Abraxis, products to be divested.

(2)          Exclude the estimated impact of activities arising from the acquisitions of Abraxis that are not related to core nab technology and of Pharmion that are planned to be divested, including other miscellaneous revenues, the cost of goods sold for products to be divested as well as operating expenses and other costs related to such activities.

(3)          Exclude share-based compensation expense totaling $54,352 for the three-month period ended September 30, 2011 and $47,168 for the three-month period ended September 30, 2010.  The after tax net impact reduced GAAP net income for the three-month period ended September 30, 2011 by $40,624, or $0.09 per diluted share and for the three-month period ended September 30, 2010 by $36,428, or $0.08 per diluted share.  Exclude share- based compensation expense totaling $162,958 for the nine-month period ended September 30, 2011 and $131,558 for the nine-month period ended September 30, 2010.  The after tax net impact reduced GAAP net income for the nine-month period ended September 30, 2011 by $121,360, or $0.26 per diluted share and for the nine-month period ended September 30, 2010 by $101,650, or $0.22 per diluted share.

(4)          Exclude acquisition-related inventory step-up adjustments to fair value which were expensed for Abraxis in 2011.

(5)          Exclude the Company’s share of THALOMID royalties payable to EntreMed, Inc. for the three- and nine-month periods ended September 30, 2010.

(6)          IPR&D impairment related to a reduction in the probability of obtaining progression free survival labeling for the treatment of non-small cell lung cancer for ABRAXANE in the United States.

(7)          Exclude upfront payments for research and development collaboration arrangements with Acceleron Pharma for the three-month period in 2011, the Institute for Advanced Health for the nine-month period in 2011 and Agios Pharmaceuticals, Inc. for the nine-month period in 2010.

(8)          Exclude amortization of acquired intangible assets from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester, and Abraxis.

(9)          Exclude acquisition related (gains) charges and restructuring for Gloucester and Abraxis.

(10)    Exclude the Company’s share of EntreMed, Inc. equity losses.

(11)    Exclude gain recognized on divestment of non-core activities obtained in the acquisition of Abraxis.

(12)    Net income tax adjustments reflects the estimated tax effect of the above adjustments.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2011 Projected GAAP to Non-GAAP Net Income

(In thousands, except per share data)

	Range
	Low	High

Projected net income - GAAP	$1,334,000	$1,360,000

Before tax adjustments:
Total Revenue:
Revenue from products to be divested	(29,000)	(26,000)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	9,000	8,000
Abraxis inventory step-up	90,000	90,000
Cost of products to be divested	21,000	20,000

Research and development:
Share-based compensation expense	112,000	102,000
Abraxis non-core activities	9,000	9,000
IPR&D impairment	118,000	118,000
Upfront collaboration payments	66,000	66,000

Selling, general and administrative:
Share-based compensation expense	99,000	89,000
Abraxis non-core activities	15,000	15,000

Amortization of acquired intangible assets	288,000	288,000

Acquisition related (gains) charges and restructuring, net:
Gloucester contingent liability accretion	16,000	16,000
Abraxis restructuring costs	6,000	5,000
Change in fair value of contingent value rights issued as part of Abraxis acquisition	(137,000)	(137,000)

Other non-operating items	(2,000)	(2,000)

Net income tax adjustments	(265,000)	(262,000)

Projected net income - non-GAAP	$1,750,000	$1,759,000

Projected net income per diluted common share - GAAP	$2.88	$2.94

Projected net income per diluted common share - non-GAAP	$3.78	$3.80

Projected weighted average diluted shares	463,000	463,000